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Exhibit 99

        Image Contact:
Jeff M. Framer
818.407.9100 ext. 299
jframer@image-entertainment.com

IMAGE ENTERTAINMENT ENTERS INTO AGREEMENT FOR SALE AND LONG-TERM LEASEBACK OF ITS LAS VEGAS DISTRIBUTION FACILITY

$6.0M Selling Price to Net Image Approximately $2.9M

Transaction Strengthens Company's Balance Sheet

        CHATSWORTH, CA (September 5, 2002)—Image Entertainment, Inc. (NASDAQ: DISK) a leading licensee and distributor of DVD programming, today announced that it has entered into an agreement to sell and leaseback its Las Vegas, Nevada distribution facility. RDS Investments & Development, LLC will pay Image $6 million to purchase approximately 8.11 acres, consisting of Image's 76,000 square foot warehouse and distribution facility on 4.04 acres, and the adjacent 4.07 acres of vacant land.

        Image estimates it will receive net proceeds of approximately $2.9 million, after deducting transactional costs and an approximate $2.8 million pay down of its revolving credit facility with Bank of America that is currently secured by the real estate. The company plans to use the net proceeds to further reduce its existing debt.

        At the time of sale, Image will enter into two lease agreements with the buyer: a 10-year building lease for the existing warehouse and distribution facility with three five-year options, and a five-year lease for the adjacent vacant land which may be used for future expansion of the warehouse.

        The deal is expected to close no later than November 30, 2002. Closing is contingent on buyer financing, approval of Image's lenders, and customary due diligence.

        Martin W. Greenwald, Image's President and CEO stated, "This transaction is a significant step in implementing our ongoing strategy to strengthen the company's balance sheet, by paying down debt and freeing up cash."

        Greenwald continued, "While the company will receive approximately $2.9 million in needed working capital, our operations will be unaffected by the transaction. The leaseback will allow distribution and fulfillment of both Image and DVDPlanet.com orders to continue uninterrupted, and the adjacent land lease will allow us to expand our distribution capability as our business grows."

        And finally, "I am very pleased with the deal we were able to negotiate and secure. Management continues to review other opportunities for debt reduction and working capital expansion."

About Image Entertainment, Inc.

        Image Entertainment, Inc. is an integrated home entertainment company, and a leading independent content aggregator with nearly 2,000 exclusive DVD titles in release. The Company also has exclusive videocassette, broadcast, video on demand, audio, streaming video and download rights for many of its exclusive properties. The company is headquartered in Chatsworth, California and maintains a distribution facility in Las Vegas, Nevada. Image is one of the largest distributors of DVD programming in North America, and has distribution and sublicense agreements throughout Asia, South America and Europe for select programming on DVD and videocassette as well as for broadcast. The company has one of the largest selections of DVDs available online through our e-commerce subsidiary, DVDPlanet, at www.dvdplanet.com. For more information on Image Entertainment, Inc. please go to www.image-entertainment.com.

Forward-Looking Statements

        This press release contains forward-looking statements under the Private Securities Litigation Reform Act of 1995, which are based on the company's current expectations and assumptions. In some cases, forward-looking statements may be identified by forward-looking words like "will," "estimate," "continue" or similar words. Forward-looking statements involve risks and uncertainties, which could cause actual outcomes and results to differ materially from stated expectations. These include, among other things, the risk that the transaction may not close as scheduled, or at all. For a detailed discussion of such risks and uncertainties, see "Forward Looking Statements" in the company's Annual Report on Form 10-K for the fiscal year ended March 31, 2002, filed with the Securities and Exchange Commission and available on its website at www.sec.gov. Unless otherwise required by law, the company undertakes no obligation to update or revise any forward-looking statements, whether as a result of the new information, future events or otherwise.

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  Exhibit 99
IMAGE ENTERTAINMENT ENTERS INTO AGREEMENT FOR SALE AND LONG-TERM LEASEBACK OF ITS LAS VEGAS DISTRIBUTION FACILITY